Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR 2019

~ Consolidated Net Sales Increased 1.8% to $6.32 Billion ~
~ GAAP Diluted Earnings per Share of $0.52 ~
~ Adjusted EPS of $1.79 vs. Guidance Range of $1.70 to $1.80 ~
~ Enterprise Same-Store Sales Increased 0.4% ~
~ Same-Store Sales by Segment: Dollar Tree +1.4%, Family Dollar -0.8% ~
~ 2020 Plans Include: 1,250 Family Dollar H2 Renovations; Launch of Dollar Tree Plus! 2.0 ~

CHESAPEAKE, Va. - March 4, 2020 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported financial results for its fourth quarter and fiscal year ended February 1, 2020.
“I am proud of the team’s accomplishments in 2019, including the successful consolidation of our store support centers, the material acceleration in the Family Dollar store optimization program where we continue to see strong performance at renovated stores, and the initial launch of our Dollar Tree Plus! initiative. For the fourth quarter, despite the compressed holiday shopping season, we delivered positive comps for the enterprise, while managing margins and costs effectively to achieve adjusted earnings per share near the top of our guidance range,” stated Gary Philbin, Chief Executive Officer. “Our support functions are now working together in one location under one leadership team; which we expect will build greater collaboration, efficiencies and teamwork to enable us to support Dollar Tree and Family Dollar stores more effectively. Fiscal 2019 was a very important year for our organization to further develop the foundation to grow and improve our business.”
Fourth Quarter Results
In the fourth quarter, the Company incurred several discrete charges, as described below:

•	$313.0 million non-cash pre-tax and after-tax goodwill impairment charge based on the Company’s annual assessment of the Family Dollar segment.

•	$24.6 million reduction in tax expense for the reversal of a valuation allowance related to the Company’s foreign net operating loss carry forwards.

•	$18.0 million charge to the litigation reserve.

•	$0.3 million acceleration in non-cash deferred financing costs associated with a debt prepayment.

Discrete items, or adjustments, for fiscal 2019 and 2018 are included in the Reconciliation of Non-GAAP Financial Measures within the tables of this earnings release.
For the fourth quarter, including the impact of each of the items listed above, the Company reported GAAP earnings per share of $0.52. Adjusted earnings per share for the quarter, excluding the impact of the identified items, was $1.79, near the high end of the Company’s guidance range.
Consolidated net sales increased 1.8% to $6.32 billion from $6.21 billion in the prior year’s fourth quarter. Enterprise same-store sales increased 0.4%. Same-store sales for the Dollar Tree segment increased 1.4% on a constant currency basis (or 1.5% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar segment decreased 0.8%.

Gross profit increased 2.5% to $1.96 billion in the quarter compared to the prior year’s fourth quarter. As a percentage of net sales, gross margin was 31.0% compared to an adjusted gross margin of 31.5% in the prior year. The decrease in gross margin was driven by tariffs, partially offset by improved freight costs. Other contributors to the decrease were higher occupancy, distribution and shrink costs as a percentage of net sales.
Selling, general and administrative expenses, including discrete charges, were 27.1% of net sales compared to 65.4% of net sales in the prior year's fourth quarter. Excluding the discrete charges in 2019 and 2018, adjusted selling, general and administrative expenses as a percentage of net sales were 21.9%, compared to 21.3% in the prior year’s quarter. The increase was driven primarily by higher payroll and depreciation costs.
Operating income for the quarter was $249.4 million compared with an operating loss of $2.15 billion in the same period last year. Excluding the discrete charges from the fourth quarter of both years, adjusted operating income for the quarter was $580.4 million compared with $632.6 million in the prior year’s period. Adjusted operating income margin was 9.2% of net sales in the fourth quarter compared to 10.2% of net sales in last year’s quarter.
Net income was $123.0 million in the fourth quarter and GAAP diluted earnings per share for the quarter were $0.52 compared to a loss of $9.69 per share in the prior year’s quarter. Excluding discrete costs from the fourth quarter of both years, adjusted diluted earnings per share were $1.79 in fiscal 2019, compared to $1.90 in fiscal 2018.
During the quarter, the Company opened 112 new stores, expanded or relocated 17 stores, and closed 95 stores. Additionally, the Company opened 10 Dollar Tree stores that were re-bannered from Family Dollar and completed five renovations to the Family Dollar H2 format. Retail selling square footage at quarter end was approximately 121.3 million square feet.
Full Year Results
Consolidated net sales increased 3.5% to $23.61 billion from $22.82 billion in the prior year. Enterprise same-store sales increased 1.8%. Same-store sales for the Dollar Tree segment increased 2.3% (or 2.2% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for Family Dollar increased 1.4%.
Gross profit increased $93.2 million to $7.04 billion. As a percentage of net sales, gross margin was 29.8%, compared to an adjusted gross margin of 30.6% in the prior year.
Selling, general and administrative expenses were 24.5% of net sales compared to 34.5% of net sales in the prior year. Excluding the discrete costs in 2019 and 2018, adjusted selling, general and administrative expenses as a percentage of net sales were 23.1% in 2019 compared to 22.6% in 2018.
Operating income was $1.26 billion in 2019 compared to an operating loss of $939.5 million in 2018. Excluding the discrete charges in 2019 and 2018, adjusted operating income was $1.60 billion in 2019 and $1.84 billion in 2018. As a percentage of net sales, adjusted operating income margin decreased to 6.8% in 2019 from 8.1% in the prior year.
Net income was $827.0 million in fiscal 2019 and GAAP diluted earnings per share were $3.47 compared to a loss of $6.69 per share in the prior year. Excluding the discrete items for 2019 and 2018, adjusted net income for fiscal 2019 was $1.13 billion and adjusted diluted earnings per share was $4.76 for fiscal 2019 compared to $5.42 in fiscal 2018.
Company Outlook
The Company’s fiscal 2020 outlook includes an estimated incremental impact of $47 million related to tariffs, with nearly all of it being incurred in the first half of the year. Additionally, the outlook includes an estimated impact of $15 million related to the new clean fuel regulations for ocean shipping. The outlook does not include any potential impact related to the supply chain or other aspects of the Company’s business for the COVID-19 coronavirus.
The Company estimates consolidated net sales for the first quarter of 2020 will range from $5.89 billion to $5.99 billion, based on a low single-digit increase in same-store sales for the enterprise. Diluted earnings per share for the quarter, including tariff costs, are estimated to be in the range of $1.00 to $1.09.

Consolidated net sales for full-year fiscal 2020 are expected to range from $24.21 billion to $24.66 billion. This estimate is based on a low single-digit increase in same-store sales and approximately 3.1% selling square footage growth. Diluted earnings per share are expected to range from $4.80 to $5.15. While share repurchases are not included in the outlook, the Company currently has $800 million remaining under its board repurchase authorization.
“As we enter 2020, our teams are aligned, energized and focused. Plans for the year include approximately 1,250 Family Dollar H2 renovations, the launch of Dollar Tree Plus! 2.0 initiative, and a focus on driving sales, improving gross margin and managing costs effectively,” Philbin added. “While our first quarter outlook includes expected pressure from the incremental tariffs and promotional activity, we believe we are well-positioned to deliver improved sales, operating margin and earnings in the following three quarters and for full-year fiscal 2020. We are focused on growing and improving our business to deliver long-term value to our shareholders.”
Conference Call Information
On Wednesday, March 4, 2020, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-367-2403. A recorded version of the call will be available until midnight Tuesday, March 10, 2020, and may be accessed by dialing 888-203-1112. The access code is 8921588. A webcast of the call is accessible through Dollar Tree's website and will remain online through Tuesday, March 10, 2020.
Dollar Tree, a Fortune 200 Company, operated 15,288 stores across 48 states and five Canadian provinces as of February 1, 2020. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe, anticipate, expect, intend, plan, view, target or estimate, may, will, should, predict, possible, potential, continue, or strategy,” and similar expressions. For example, our forward-looking statements include statements regarding first quarter 2020 and full-year fiscal 2020 results of operations, including consolidated net sales, same-store sales, diluted earnings per share and the estimated impact of tariffs and new clean fuel regulations; our expected square footage growth in fiscal 2020; our plans concerning fiscal 2020 Family Dollar H2 renovations and the launch of Dollar Tree Plus! 2.0; the impact of the COVID-19 coronavirus on our supply chain and fiscal 2020 outlook; our plans and expectations regarding improvements in fiscal 2020 sales, gross margin and managing costs; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 27, 2019, and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	13 Weeks Ended		Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$6,315.3	$6,205.2	$23,610.8	$22,823.3

Cost of sales	4,354.8	4,293.1	16,570.1	15,875.8

Gross profit	1,960.5	1,912.1	7,040.7	6,947.5
	31.0%	30.8%	29.8%	30.4%

Selling, general & administrative expenses, excluding Goodwill impairment	1,398.1	1,332.5	5,465.5	5,160.0
	22.1%	21.5%	23.2%	22.6%

Goodwill impairment	313.0	2,727.0	313.0	2,727.0
	5.0%	43.9%	1.3%	11.9%

Selling, general and administrative expenses	1,711.1	4,059.5	5,778.5	7,887.0
	27.1%	65.4%	24.5%	34.5%

Operating income (loss)	249.4	(2,147.4)	1,262.2	(939.5)
	3.9%	(34.6%)	5.3%	(4.1%)

Interest expense, net	39.2	46.3	162.1	370.0
Other expense (income), net	0.7	0.4	1.4	(0.5)

Income (loss) before income taxes	209.5	(2,194.1)	1,098.7	(1,309.0)
	3.3%	(35.4%)	4.7%	(5.7%)

Provision for income taxes	86.5	112.9	271.7	281.8
Income tax rate	41.3%	5.1%	24.7%	21.5%

Net income (loss)	$123.0	$(2,307.0)	$827.0	$(1,590.8)
	1.9%	(37.2%)	3.5%	(7.0%)

Net earnings (loss) per share:
Basic	$0.52	$(9.69)	$3.49	$(6.69)
Weighted average number of shares	236.7	238.0	237.2	237.9

Diluted	$0.52	$(9.69)	$3.47	$(6.69)
Weighted average number of shares	237.5	238.0	238.3	237.9

The information for the year ended February 2, 2019 was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional transparency in the form of non-GAAP measures that exclude the unusual, non-recurring expenses and benefits outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

On February 3, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-02, "Leases (Topic 842)" and subsequent amendments ("ASC 842") which requires lessees to recognize right-of-use assets on the balance sheet. The Company did not elect the hindsight practical expedient; therefore, the adoption also resulted in the recognition of an estimate of the embedded impairment of right-of-use assets as a reduction to Retained earnings. In March 2019, the Company announced a store optimization program which included the closing of up to 390 under-performing stores in 2019. Under ASC 842, the right-of-use assets must be amortized over the remaining operating terms which resulted in the acceleration of rent expense for the stores that the Company plans to close. The accelerated rent expense net of the rent foregone as a result of the embedded lease impairment was $6.7 million and this amount will be excluded in calculating the Company's compliance with its debt covenants, which requires reporting in accordance with GAAP as of the date of the Credit Agreement.

In the fourth quarter of 2018, the Company recorded $40.0 million in sku rationalization markdown expense in the Family Dollar segment.

In the fourth quarter of 2019 and 2018, respectively, the Company performed a goodwill impairment test which reflected that the fair value of the Family Dollar business was lower than the carrying value resulting in a $313.0 million and $2.73 billion non-cash pre-tax and after-tax goodwill impairment charge.

In the fourth quarter of 2018, the Company reviewed certain long-lived assets and identifiable intangible assets for impairment. As a result of its impairment analysis, the Company recorded charges of $13.0 million to write down certain store assets, including $6.1 million associated with impairment of favorable lease rights.

In the fourth quarter of 2019, the Company recorded an $18.0 million charge to its litigation reserve.

In the first quarter of 2018, the Company entered into a credit agreement that provided a $1.25 billion revolving credit facility and a $782.0 million term loan facility. The Company also announced the registered offering of $750.0 million aggregate principal amount of Senior Floating Rate Notes due 2020, $1.0 billion of 3.70% Senior Notes due 2023, $1.0 billion of 4.00% Senior Notes due 2025 and $1.25 billion of 4.20% Senior Notes due 2028. In connection with entry into the credit agreement, the Company terminated the then-existing senior secured credit facilities and paid a redemption premium of $6.5 million for the early payment of the Term Loan B-2. In connection with the offering of the Senior Notes, the Company redeemed the 5.75% Senior Notes due 2023 and paid a redemption premium of $107.8 million. In connection with the termination of the existing senior secured credit facilities and the payment of the Term Loan B-2 and the 5.75% Senior Notes due 2023, the Company accelerated the expensing of approximately $41.2 million of amortizable non-cash deferred financing costs and expensed approximately $0.4 million in non-capitalizable transaction costs. Interest on the new debt was approximately $7.9 million in the first quarter and the interest foregone on the redemption of the Term Loan A-1 and Term Loan B-2 was approximately $3.3 million. In the fourth quarter of 2018, the Company prepaid the $782.0 million term loan facility and accelerated the expensing of $1.5 million of amortizable non-cash deferred financing costs.

In the fourth quarter of 2019, the Company evaluated its foreign net operating loss carryforwards and determined that it expects to utilize the carryforwards for which the Company previously had provided a valuation allowance. The effect of the reduction of the valuation allowance is $24.6 million.

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share (EPS)

	13 Weeks Ended		Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net income (loss) (GAAP)	$123.0	$(2,307.0)	$827.0	$(1,590.8)
Gross profit adjustment:
Accelerated rent expense	—	—	6.7	—
Markdowns	—	40.0	—	40.0
SG&A adjustments:
Goodwill impairment	313.0	2,727.0	313.0	2,727.0
Store impairments	—	13.0	—	13.0
Litigation reserve	18.0	—	18.0	—
Interest expense adjustments:
Redemption premiums, deferred financing costs acceleration, non-capitalizable transaction costs and interest changes related to refinancing	0.3	1.5	0.3	162.0
Total adjustments	331.3	2,781.5	338.0	2,942.0
Provision for income taxes on adjustments	(4.4)	(12.5)	(6.0)	(49.5)
Valuation allowance reversal	(24.6)	—	(24.6)	—
Adjusted Net income (Non-GAAP)	$425.3	$462.0	$1,134.4	$1,301.7

Diluted earnings (loss) per share (GAAP)	$0.52	$(9.69)	$3.47	$(6.69)
Valuation allowance reversal and Adjustments, net of tax	1.27	11.59	1.29	12.11
Adjusted Diluted EPS (Non-GAAP)	$1.79	$1.90	$4.76	$5.42

Reconciliation of Adjusted Operating Income

	13 Weeks Ended		Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Operating income (loss) (GAAP)	$249.4	$(2,147.4)	$1,262.2	$(939.5)
Gross profit adjustment:
Accelerated rent expense	—	—	6.7	—
Markdowns	—	40.0	—	40.0
SG&A adjustments:
Goodwill impairment	313.0	2,727.0	313.0	2,727.0
Store impairments	—	13.0	—	13.0
Litigation reserve	18.0	—	18.0	—
Total adjustments	331.0	2,780.0	337.7	2,780.0
Adjusted Operating income (Non-GAAP)	$580.4	$632.6	$1,599.9	$1,840.5

Reconciliation of Adjusted Operating Income - Dollar Tree Segment

	13 Weeks Ended		Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Operating income (GAAP)	$561.0	$576.1	$1,657.8	$1,645.9
SG&A adjustments:
Store impairments	—	2.2	—	2.2
Litigation reserve	3.6	—	3.6	—
Total adjustments	3.6	2.2	3.6	2.2
Adjusted Operating income (Non-GAAP)	$564.6	$578.3	$1,661.4	$1,648.1

Reconciliation of Adjusted Operating Income - Family Dollar Segment

	13 Weeks Ended		Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Operating income (loss) (GAAP)	$(240.5)	$(2,661.2)	$(81.0)	$(2,320.0)
Gross profit adjustment:
Accelerated rent expense	—	—	6.7	—
Markdowns	—	40.0	—	40.0
SG&A adjustments:
Goodwill impairment	313.0	2,727.0	313.0	2,727.0
Store impairments	—	10.8	—	10.8
Litigation reserve	14.4	—	14.4	—
Total adjustments	327.4	2,777.8	334.1	2,777.8
Adjusted Operating income (Non-GAAP)	$86.9	$116.6	$253.1	$457.8

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)

	13 Weeks Ended				Year Ended
	February 1, 2020		February 2, 2019		February 1, 2020		February 2, 2019
	(Unaudited)		(Unaudited)		(Unaudited)		(a)
Net sales:
Dollar Tree	$3,516.5		$3,305.1		$12,507.9		$11,712.1
Family Dollar	2,798.8		2,900.1		11,102.9		11,111.2
Total net sales	$6,315.3		$6,205.2		$23,610.8		$22,823.3

Gross profit:
Dollar Tree	$1,272.2	36.2%	$1,227.7	37.1%	$4,342.9	34.7%	$4,137.5	35.3%
Family Dollar	688.3	24.6%	684.4	23.6%	2,697.8	24.3%	2,810.0	25.3%
Total gross profit	$1,960.5	31.0%	$1,912.1	30.8%	$7,040.7	29.8%	$6,947.5	30.4%

Operating income (loss):
Dollar Tree	$561.0	16.0%	$576.1	17.4%	$1,657.8	13.3%	$1,645.9	14.1%
Family Dollar	(240.5)	(8.6%)	(2,661.2)	(91.8%)	(81.0)	(0.7%)	(2,320.0)	(20.9%)
Corporate and support	(71.1)	(1.1%)	(62.3)	(1.0%)	(314.6)	(1.3%)	(265.4)	(1.2%)
Total operating income	$249.4	3.9%	$(2,147.4)	(34.6%)	$1,262.2	5.3%	$(939.5)	(4.1%)

	13 Weeks Ended						Year Ended
	February 1, 2020			February 2, 2019			February 1, 2020			February 2, 2019
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,447	7,815	15,262	6,923	8,264	15,187	7,001	8,236	15,237	6,650	8,185	14,835
New stores	62	50	112	83	60	143	348	170	518	320	226	546
Re-bannered stores (b)	10	(1)	9	5	(4)	1	200	(200)	—	52	(53)	(1)
Closings	(14)	(81)	(95)	(10)	(84)	(94)	(44)	(423)	(467)	(21)	(122)	(143)
Ending	7,505	7,783	15,288	7,001	8,236	15,237	7,505	7,783	15,288	7,001	8,236	15,237
Selling Square Footage (in millions)	64.6	56.7	121.3	60.3	59.8	120.1	64.6	56.7	121.3	60.3	59.8	120.1
Growth Rate (Square Footage)	7.1%	(5.2%)	1.0%	5.2%	0.8%	3.0%	7.1%	(5.2%)	1.0%	5.2%	0.8%	3.0%

(a) The information for the year ended February 2, 2019 was derived from the audited consolidated financial statements as of that date.
(b) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)

	February 1,	February 2,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$539.2	$422.1
Merchandise inventories	3,522.0	3,536.0
Other current assets	208.2	335.2
Total current assets	4,269.4	4,293.3

Property, plant and equipment, net	3,881.8	3,445.3
Restricted cash	46.8	24.6
Operating lease right-of-use assets	6,225.0	—
Goodwill	1,983.3	2,296.6
Favorable lease rights, net	—	288.7
Trade name intangible asset	3,100.0	3,100.0
Deferred tax asset	24.4	—
Other assets	43.9	52.7

Total assets	$19,574.6	$13,501.2

Current portion of long-term debt	$250.0	$—
Current portion of operating lease liabilities	1,279.3	—
Accounts payable	1,336.5	1,416.4
Income taxes payable	62.7	60.0
Other current liabilities	618.0	619.3
Total current liabilities	3,546.5	2,095.7

Long-term debt, net, excluding current portion	3,522.2	4,265.3
Operating lease liabilities, long-term	4,979.5	—
Unfavorable lease rights, net	—	78.8
Deferred income taxes, net	984.7	973.2
Income taxes payable, long-term	28.9	35.4
Other liabilities	258.0	409.9

Total liabilities	13,319.8	7,858.3

Shareholders' equity	6,254.8	5,642.9

Total liabilities and shareholders' equity	$19,574.6	$13,501.2

The February 2, 2019 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	February 1,	February 2,
	2020	2019
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$827.0	$(1,590.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	313.0	2,727.0
Depreciation and amortization	645.4	621.1
Provision for deferred income taxes	9.1	(12.1)
Stock-based compensation expense	61.4	63.1
Amortization of debt discount and debt-issuance costs	6.9	57.2
Other non-cash adjustments to net income (loss)	24.5	7.8
Loss on debt extinguishment	—	114.7
Changes in operating assets and liabilities	(17.5)	(222.0)
Total adjustments	1,042.8	3,356.8
Net cash provided by operating activities	1,869.8	1,766.0

Cash flows from investing activities:
Capital expenditures	(1,034.8)	(817.1)
Proceeds from governmental grant	16.5	—
Proceeds from (payments for) fixed asset disposition	(1.9)	0.4
Net cash used in investing activities	(1,020.2)	(816.7)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	—	4,775.8
Principal payments for long-term debt	(500.0)	(6,214.7)
Debt-issuance and debt extinguishment costs	—	(155.3)
Proceeds from revolving credit facility	—	50.0
Repayments of revolving credit facility	—	(50.0)
Proceeds from stock issued pursuant to stock-based compensation plans	15.2	17.5
Cash paid for taxes on exercises/vesting of stock-based compensation	(25.0)	(23.2)
Payments for repurchase of stock	(200.0)	—
Net cash used in financing activities	(709.8)	(1,599.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.5)	(0.5)
Net increase (decrease) in cash, cash equivalents and restricted cash	139.3	(651.1)
Cash, cash equivalents and restricted cash at beginning of period	446.7	1,097.8
Cash, cash equivalents and restricted cash at end of period	$586.0	$446.7
The February 2, 2019 information was derived from the audited consolidated financial statements as of that date.